3D SYSTEMS CORPORATION

Clawback Policy

The 3D Systems Corporation Clawback Policy (“Policy”) applies to all Covered Employees (as defined below) of 3DS Systems Corporation, its subsidiaries, and its affiliates (“Company”). This Policy shall be interpreted in compliance with the Clawback Rules (as defined below).

Definitions

For purposes of this Policy, the following definitions will apply:

“Board” means the Company’s Board of Directors.

“Committee” means the Compensation Committee of the Company’s Board of Directors.

“Clawback Rules” means Section 10D of the Exchange Act and the New York Stock Exchange listing standards, as well as any other applicable law.

“Covered Employee” means all current or former Executive Officers and any current or former employee of the Company who holds or held the title of Senior Vice President or above.

“Effective Date” means October 2, 2023.

“Excess Compensation” means any amount of Incentive-Based Compensation Received by a Covered Employee on or after the Effective Date of this Policy that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated financial information. Excess Compensation shall be calculated on a pre-tax basis.

“Executive Officer” means the Company’s officers for purposes of Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during any portion of the performance period of the applicable Incentive-Based Compensation.

“Incentive-Based Compensation” means any non-equity incentive plan awards, bonuses paid from a bonus pool, cash awards, equity or equity-based awards, or proceeds received upon sale of shares acquired through an incentive plan; provided that, such compensation is granted, earned, and/or vested based wholly or in part on the attainment of a financial performance measure, as determined in accordance with the Clawback Rules. Incentive-Based Compensation does not include any salaries, discretionary bonuses, non-equity incentive plan awards earned upon satisfying a strategic measure or operational measure (e.g., completion of a project), or equity-based awards that are not contingent on achieving any financial reporting measure (e.g., time vested stock options, restricted stock or restricted stock units).

“Lookback Period” means the three (3) completed fiscal years immediately preceding the earlier of the date on which (a) the Board or appropriate committee concludes or reasonably should have concluded that an accounting restatement is required or (b) a regulator, court, or other legally authorized body directs the Company to prepare a Restatement.

“Received” means any Incentive-Based Compensation that is deemed received during the fiscal year in which the applicable financial reporting measure upon which the payment is based is achieved, even if payment or grant of the Incentive-Based Compensation occurs after the end of such fiscal year. Incentive-Based Compensation may be subject to multiple financial performance conditions but a Covered Employee need not satisfy all conditions to an award for the Incentive-Based Compensation to be deemed Received for purposes of this Policy.

“Restatement” means an accounting restatement that is required due to the Company’s material noncompliance with any financial reporting requirement under the applicable U.S. federal securities laws, including any required accounting restatement that either (a) corrects an error in a previously issued financial statement that is material to such previously issued financial statement or (b) corrects an error that is not material to a previously issued financial statement but would result in a material misstatement if left uncorrected in a current report or the error correction was not recognized in the current period.

Clawback Due to Accounting Restatement

In the event the Company is required to prepare a Restatement, the Committee or the Board shall require reimbursement or forfeiture (“clawback”) of any Excess Compensation Received by any Covered Employee during the applicable Look-Back Period, regardless of whether the Covered Employee engaged in misconduct or was otherwise directly or indirectly responsible, in whole or in part, for the Restatement.

In the event the Committee or the Board cannot determine the Excess Compensation from the information in the Restatement, then it will make its determination based on a reasonable estimate of the effect of the Restatement. Such determination will be final and binding, and the Board or Committee will maintain documentation supporting its determinations.

Clawback Method

The Committee or the Board may determine, in its sole discretion, the method for the clawback of any Excess Compensation subject to this Policy. Such methods may include, without limitation, direct payment from the Covered Employee to the Company, recovery of the Excess Compensation over time, the forfeiture or reduction of the Covered Employee’s future pay or awards, deferred repayment plans with Covered Employees to avoid unreasonable economic hardship, or any other method that will provide for recovery reasonably promptly and within a reasonable manner, except to the extent such method is prohibited by law or would violate Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

The Committee or the Board shall not be required to attempt to clawback Excess Compensation subject to this Policy if such clawback would be impracticable, violate home country laws, and/or involve tax-qualified retirement plans, as determined by the Committee or the Board in accordance with the Clawback Rules. Any determination that clawback is not required shall be documented by the Committee or the Board and provided to the New York Stock Exchange, as required by the Clawback Rules.

General

    In no event will the Company insure or indemnify any Covered Employee against (i) the loss of any Excess Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any employees that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption or amendment of this Policy), including Section 304 of the Sarbanes-Oxley Act of 2002. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in determining any amounts recovered under this Policy.

    The application and enforcement of this Policy does not preclude the Company from taking any other action to enforce a Covered Employee’s obligations to the Company, including termination of employment or institution of legal proceedings. Nothing in this Policy restricts the Company from seeking recoupment under any other compensation recoupment Policy or any applicable provisions in plans, agreements, awards or other arrangements that contemplate the recoupment of compensation from a Covered Employee. If a Covered Employee fails to repay Excess Compensation that is owed to the Company under this Policy, the Company shall take all appropriate action to recover such Excess Compensation from the Covered Employee, and the Covered Employee shall be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering such Excess Compensation.

    The terms of this Policy shall be binding and enforceable against all Covered Employees subject to this Policy and their beneficiaries, heirs, executors, or other legal representatives. If any provision of this Policy or the application of such provision to any Covered Employee shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.

    Each Covered Employee shall sign and return to the Company, within 30 calendar days following the later of (i) the Effective Date or (ii) the date the individual becomes a Covered Employee, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Employee agrees to be bound by, and to comply with, the terms and conditions of this Policy.

    To the extent the Clawback Rules require recovery of incentive-based compensation in additional circumstances beyond those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover incentive-based compensation to the fullest extent required by the Clawback Rules.

Exhibit A

3D SYSTEMS CORPORATION

Clawback Policy

Acknowledgement Form

    By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the 3D Systems Corporation Clawback Policy (the “Policy”).

    By signing below, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with 3D Systems Corporation (the “Company”). Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Excess Compensation (as defined in the Policy) to the Company to the extend required by, and in a manner consistent with, the Policy.

COVERED EMPLOYEE

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Signature

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Print Name

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Date

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